K&L Gates LLP 925 Fourth Avenue Suite 2900, Seattle, WA 98104-1158 T +1 206 623 7580 F +1 206 623 7022 klgates.com

August 9, 2017

Intellicheck Mobilisa, Inc.

100 Jericho Quadrangle, Suite 202

Jericho, NY 11753

Ladies and Gentlemen:

We have acted as counsel to Intellicheck Mobilisa, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of 4,168,750 shares of its Common Stock, par value $0.001 per share (“Common Stock”) pursuant to the Underwriting Agreement dated August 3, 2017 (the “Underwriting Agreement”) by and among the Company and Oppenheimer & Co. Inc. (the “Underwriters”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation, as amended; (ii) the Company’s Amended and Restated Bylaws; (iii) the Company’s Registration Statement on Form S-3 (File No. 333-214193) (the “Registration Statement”), which was filed with the Securities and Exchange Commission (the “Commission”) on October 21, 2016 under the Securities Act of 1933 (the “1933 Act”); (iv) the Underwriting Agreement; (v) the prospectus, dated as of November 3, 2016 (the “Base Prospectus”), which forms part of the Registration Statement; (vi) the preliminary prospectus supplement, dated August 3, 2017; (vii) the prospectus supplement, dated August 3, 2017 (the “Prospectus Supplement”); and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, the shares of Common Stock have been duly authorized and, when issued as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Form 8-K being filed in connection with entry into the Underwriting Agreement and to any and all references to our firm in the Prospectus. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L GATES LLP